UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                                 HARFORD BANK
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   412479 107
             -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2016
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (3-06)

CUSIP No.412479 107                     13G                  Page 2 of 7
Pages
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   1.  NAME OF REPORTING PERSON:   DEBORAH L. ADAMS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

-------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [X]

-------------------------------------------------------------------------
   3.  SEC USE ONLY:


-------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         ABERDEEN, MARYLAND, UNITED STATES
-------------------------------------------------------------------------

   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            79,048
  BENEFICIALLY    -------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      -------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            79,048
                  -------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0

------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       79,048

-------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]

-------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       5.90%

-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON:       IN
-------------------------------------------------------------------------

CUSIP No.412479 107                     13G                 Page 3 of 7
Pages
-------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:  JANE B. VIELE
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  ###-##-####

-------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [X]

-------------------------------------------------------------------------
   3.  SEC USE ONLY:

-------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       HAVRE DE GRACE, MARYLAND, UNITED STATES
-------------------------------------------------------------------------

   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            113,943
  BENEFICIALLY    -------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,580
   REPORTING      -------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            108,363
                  -------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,580
-------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       113,943

-------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
-------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):       8.50%

-------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:       IN

-------------------------------------------------------------------------



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CUSIP No. 412479 107                   13G                  Page 4 of 7
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Item 1.     (a)   Name of Issuer:

                  HARFORD BANK
                  -------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  8 WEST BEL AIR AVENUE
                  ABERDEEN, MD 21001
                  -------------------------------------------------------

Item 2.     (a)   Name of Persons Filing:

                  (1) DEBORAH L. ADAMS
                  (2) JANE B. VIELE
                  -------------------------------------------------------
            (b)   Address of Principal Business Office, or if None,Residence:

                  (1) 477 WEST BEL AIR AVENUE, ABERDEEN, MD 21001
                  (2) 237 COOLEY MILL ROAD, HAVRE DE GRACE, MD 21078
		  -------------------------------------------------------
            (c)   Citizenship:

                  (1) The state of organization is MARYLAND.
                  (2) The state of organization is MARYLAND.
                  -------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  -------------------------------------------------------
            (e)   CUSIP Number:

                  412479 107
                  -------------------------------------------------------

Item 3.     If this statement is filed pursuant to Sections 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ]  Broker or dealer registered under Section 15 of the Act
			(15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
			(15 U.S.C. 78c).

            (c) [ ]  Insurance company as defined in Section 3(a)(19) of
			the Act (15 U.S.C. 78c).

            (d) [ ]  Investment company registered under Section 8 of the
			Investment Company Act of 1940 (15 U.S.C. 80a-8).



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CUSIP No.412479 107                   13-G                  Page 5 of 7
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            (e) [ ]  An investment adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ]  A parent holding company or control person in accordance with
	 Section 240.13d-1(b)(1)(ii)(G); Morgan Stanley

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ]  A church plan that is excluded from the definition
			of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 13d-(b)(1)(ii)(J).


Item 4.    Ownership as of December 31, 2016.*

           (a) Amount beneficially owned:

           (b) Percent of Class:

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

              (ii)  Shared power to vote or to direct the vote:

(iii) Sole power to dispose or to direct the disposition of:

(iv)  Shared power to dispose or to direct the disposition of:

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
	   See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

CUSIP No.412479 107                   13-G                 Page 6 of 7
Pages
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Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

*  In Accordance with the Securities and Exchange Commission Release
No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.


                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 14, 2017

Signature:  /s/ DEBORAH L. ADAMS
            -------------------------------------------------------------

Name/Title:  DEBORAH L. ADAMS
            -------------------------------------------------------------

Date:       February 14, 2017

Signature:  /s/ JANE B. VIELE
            -------------------------------------------------------------

Name/Title:  JANE B. VIELE
            -------------------------------------------------------------

CUSIP No.412479 107                   13-G                  Page 7 of 7
Pages
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                               February 14, 2017
              ---------------------------------------------------


              HARFORD BANK hereby agree that, unless differentiated, this

              Schedule 13G is filed on behalf of each of the parties.


          HARFORD BANK

           BY: /s/ LEANN K. HINES
           --------------------------------------------------------------
        	    EXECUTIVE SECRETARY
		    HARFORD BANK



* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).